Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sirona Dental Systems, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Sirona Dental Systems, Inc. (f/k/a Schick Technologies, Inc.) of our reports dated December 8, 2006, with respect to the consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries (Successor) as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the periods from October 1, 2005 to September 30, 2006 and from July 1, 2005 to September 30, 2005 (Successor periods), and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries (Predecessor 2) for the periods from October 1, 2004 to June 30, 2005 and from February 17, 2004 to September 30, 2004 (Predecessor 2 periods), and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Sirona Beteiligungs- und Verwaltungsgesellschaft mbH and subsidiaries (Predecessor 1) for the period from October 1, 2003 to February 16, 2004 (Predecessor 1 period), management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting, which reports appear in the September 30, 2006, annual report on Form 10-K of Sirona Dental Systems, Inc., filed with the Securities and Exchange Commission on December 11, 2006. Our reports state that the respective financial information for the periods after each of the acquisitions described in Notes 2 and 5 to the consolidated financial statements is presented on a different cost basis than that for the periods before the acquisitions and, therefore, is not comparable.

/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany

May 9, 2007